InterDigital Announces Third Quarter 2012 Financial Results
Expanded Revenue Strategy Delivers Record Quarter
Combination of Intel Patent Sale and Patent Licensing
Drives Cash Balance to over $780 Million

WILMINGTON, DE.--(BUSINESS WIRE)-- InterDigital, Inc. (NASDAQ: IDCC) today announced results for the third quarter ended September 30, 2012.
Highlights for third quarter 2012:

•	Revenue of $434.0 million;

•	Net income of $235.7 million, or $5.56 per diluted share;

•	Ending cash and short-term investments totaling $781.3 million.

“The record performance in third quarter 2012 illustrates the strength of our strategy to expand our revenue streams beyond core licensing into other areas, in line with the changes we are seeing in the dynamics of the patent market,” commented William J. Merritt, President and Chief Executive Officer of InterDigital. “We remain confident in our core licensing efforts, which are progressing on plan. With our cash position and strong technologies, we're working from a position of tremendous strength, and we believe addressing multiple revenue opportunities is the key to sustained growth going forward.”

“On top of that success, we announced yesterday the further broadening of our sourcing strategy for technology as well as the launch of InterDigital Solutions, both of which align with the transition we've seen in mobile technology. We expect the new sourcing strategy to continue to deliver high-quality innovation in a cost-effective manner. With InterDigital Solutions, we look forward to new opportunities to align with industry players in ways that we expect will yield both technology strength and revenue opportunities,” added Mr. Merritt.

“The Intel transaction is a highlight of our third quarter,” said Richard Brezski, Chief Financial Officer. “In addition to reporting record revenues, we remain committed to careful financial management. In that vein, I am pleased to note that we reported reductions in development and selling, general and administrative expenses, both on a sequential basis and year over year. Patent administration and licensing expenses have increased, to support high value transactions such as Intel and to make investments in intellectual property enforcement, which we expect will yield positive outcomes. We also expressed confidence in our business through the execution on our share repurchase program, repurchasing 2.5 million shares during the quarter and bringing our cumulative 2012 repurchase total to 4.9 million shares for $152.7 million. We will provide an update of our revenue expectations for fourth quarter 2012 after we receive and review the applicable patent license and product sales royalty reports.”

Third Quarter 2012 Summary

Revenue in third quarter 2012 totaled $434.0 million, as compared to $76.5 million in third quarter 2011. This increase in total revenue was primarily attributable to a $375.0 million patent sale to Intel Corporation ("Intel"), representing 86 percent of total revenue. Patent licensing royalties of $58.4 million in third quarter 2012 declined $16.9 million, or 22 percent, from $75.3 million in third quarter 2011, primarily due to a $10.6 million decrease in per-unit royalty revenue and lower past sales revenue. The decrease in per-unit royalty revenue resulted primarily from lower shipments by our Japanese per-unit licensees, as well as Research in Motion Limited ("RIM") and HTC Corporation ("HTC"). Additionally, technology solutions revenue decreased to $0.6 million in third quarter 2012 from $1.2 million in third quarter 2011, primarily due to lower royalties recognized in connection with the company's SlimChip modem IP business. As of September 30, 2012, the company has deferred $40.1 million, including $3.6 million in third quarter 2012, of disputed SlimChip modem IP royalties pending the outcome of an ongoing arbitration.
The company's third quarter 2012 net income was $235.7 million, or $5.56 per diluted share, compared to $26.2 million, or $0.57 per diluted share, in third quarter 2011. Not including the Intel patent sale revenue of $375.0 million, cost of patent sale of $15.6 million and the related income tax impact of $124.7 million, third quarter 2012 net income would have been $1.0 million or $0.02 per diluted share.
Third quarter 2012 operating expenses totaled $70.9 million, an increase of $26.6 million from $44.3 million in third quarter 2011. This increase was driven by $15.6 million of costs associated with our patent sale to Intel and an $11.3 million increase in intellectual property enforcement and non-patent litigation costs. Third quarter 2012 intellectual property enforcement and non-patent litigation costs were $18.0 million as compared to $6.7 million in third quarter 2011, and related primarily to the ITC patent infringement proceeding initiated in second half 2011. These and other increases were partially offset by lower costs associated with long-term compensation and the 2011 strategic evaluation process.
Third quarter 2012 other expense of $2.7 million decreased $0.4 million from $3.1 million in third quarter 2011. The change between periods primarily resulted from higher returns on the company's investment balances during third quarter 2012 as compared to third quarter 2011.
The company's third quarter 2012 effective tax rate was approximately 35 percent, level with third quarter 2011.

First Nine Months 2012 Summary
The company's first nine months 2012 revenue totaled $575.2 million, a $350.4 million increase from $224.8 million in first nine months 2011. This increase was primarily attributable to the patent sale to Intel. First nine months 2012 patent licensing royalties decreased $31.5 million primarily due to a $23.1 million decrease in per-unit royalty revenue and an $8.0 million decrease in past sales. The decrease in per-unit royalty revenue resulted from lower shipments by HTC, RIM and the company's Japanese per-unit licensees. In addition, technology solutions revenue of $1.9 million decreased $2.1 million due to lower royalties recognized in connection with the company's SlimChip modem IP business. During first nine months 2012, Intel (65 percent) and Samsung Electronics Company, Ltd. (13 percent), each accounted for ten percent or more of total revenue.
The company's first nine months 2012 net income was $256.3 million, or $5.81 per diluted share, compared to $66.7 million, or $1.45 per diluted share, in first nine months 2011. Not including the Intel patent sale revenue of $375.0 million, cost of patent sale of $15.6 million and the related income tax impact of $124.7 million, first nine months 2012 net income would have been $21.6 million or $0.49 per diluted share.
First nine months 2012 operating expenses of $175.0 million increased $49.5 million, or 39 percent, from $125.5 million in first nine months 2011. This increase was driven by $28.3 million increase in intellectual property enforcement and non-patent litigation costs and $16.5 million of costs associated with the company's 2012 patent sales. First nine months 2012 intellectual property enforcement and non-patent litigation costs were $44.0 million as compared to $15.8 million in first nine months 2011, and related primarily to the ITC patent infringement proceeding initiated in second half 2011. These and other increases were partially offset by lower costs associated with consulting services and the 2011 strategic evaluation process.
First nine months 2012 other expense of $7.9 million increased from $7.5 million in first nine months 2011. The change between periods primarily resulted from the recognition of an additional $3.7 million of interest expense associated with the company's 2.5% Senior Convertible Notes due 2016 issued on April 4, 2011 (the "Notes"), due to the Notes being outstanding for the full first nine months 2012. This change was partially offset by higher returns on the company's investment balances in first nine months 2012 and a decrease in other expense due to $1.6 million of investment impairments recorded in first nine months 2011.
The company's first nine months 2012 effective tax rate was approximately 35 percent, compared to an effective tax rate in first nine months 2011 of approximately 27 percent. The increase was primarily driven by the recognition of a $6.8 million benefit related to the favorable resolution of tax contingencies in first nine months 2011.
In first nine months 2012, the company generated $278.7 million in free cash flow1 compared to $54.5 million used in first nine months 2011. This change in free cash flow primarily resulted from the receipt of $375.0 million from Intel and was partially offset by higher intellectual property enforcement and non-patent litigation costs and costs of patent sale in first nine months 2012. Additionally, during first nine months 2012, the company invested $13.8 million for patent acquisitions and returned capital to shareholders through $152.7 million in share repurchases and $13.4 million in dividend payments.
Conference Call Information
InterDigital will host a conference call on Wednesday, October 24, 2012 at 5:00 p.m. Eastern Time to discuss its third quarter 2012 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 4:50 p.m. ET on October 24 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investor Relations section. In addition, a telephone replay will be available from 8:00 p.m. ET October 24 through 8:00 p.m. ET October 29. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 7640351.
About InterDigital®
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that our core licensing efforts are progressing on plan; (ii) our belief that addressing multiple revenue opportunities is the key to sustained growth going forward; (iii) our expectation that the new sourcing strategy will continue to deliver high-quality innovation in a cost-effective manner; (iv) our expectation that InterDigital Solutions will provide new opportunities to align with industry players in ways that will yield both technology strength and revenue opportunities; (v) our expectation that our investments in intellectual property enforcement will yield positive outcomes; and (vi) our plans to provide an update of our revenue expectations for fourth quarter 2012 after we receive and review the applicable patent license and product sales royalty reports. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) the ability of InterDigital Solutions to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in expected research and development costs; (ix) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (x) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (xi) changes or inaccuracies in market projections; and (xii) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Per-unit royalty revenue	$23,639	$34,150	$85,515	$108,550
Fixed fee amortized royalty revenue	33,764	33,231	101,209	101,633
Past sales	981	7,900	2,586	10,611
Patent sales	375,000	—	384,000	—
Technology solutions revenue	626	1,174	1,876	3,992
	434,010	76,455	575,186	224,786

OPERATING EXPENSES:
Patent administration and licensing	45,551	17,900	94,979	50,604
Development	16,375	17,015	51,041	50,202
Selling, general and administrative	8,865	9,387	28,968	24,714
	70,791	44,302	174,988	125,520

Income from operations	363,219	32,153	400,198	99,266

OTHER EXPENSE	(2,708)	(3,149)	(7,926)	(7,472)
Income before income taxes	360,511	29,004	392,272	91,794
INCOME TAX PROVISION	(124,842)	(2,798)	(136,000)	(25,093)
NET INCOME	$235,669	$26,206	$256,272	$66,701
NET INCOME PER COMMON SHARE — BASIC	$5.61	$0.58	$5.86	$1.47
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	42,024	45,463	43,761	45,380
NET INCOME PER COMMON SHARE — DILUTED	$5.56	$0.57	$5.81	$1.45
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	42,353	46,281	44,072	46,000
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.30	$0.30

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income before income taxes	$360,511	$29,004	$392,272	$91,794
Taxes paid	(5,122)	—	(7,874)	(23,806)
Non-cash expenses	21,074	10,805	41,310	29,699
Increase in deferred revenue	4,650	12,009	29,220	47,478
Deferred revenue recognized	(48,028)	(56,279)	(155,344)	(175,213)
Increase (decrease) in operating working capital, deferred charges and other	8,667	3,158	838	(2,512)
Capital spending and capitalized patent costs	(5,867)	(6,999)	(21,762)	(21,951)
FREE CASH FLOW	335,885	(8,302)	278,660	(54,511)

Tax benefit from share-based compensation	(84)	2,024	1,506	2,705
Payments on long-term debt, including capital leases	—	(74)	(180)	(215)
Acquisition of patents	(750)	—	(13,750)	—
Proceeds from issuance of convertible senior notes, net	—	—	—	221,985
Purchase of convertible bond hedge	—	—	—	(42,665)
Proceeds from issuance of warrants	—	—	—	31,740
Dividends paid	(4,348)	(4,540)	(13,388)	(13,602)
Share repurchases	(74,949)	—	(152,694)	—
Net proceeds from exercise of stock options	123	1,098	713	4,050
Unrealized gain (loss) on short-term investments	1,331	(728)	2,466	(565)
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$257,208	$(10,522)	$103,333	$148,922

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Cash & short-term investments	$781,327	$677,994
Accounts receivable (net)	36,302	28,079
Current deferred tax assets	55,175	53,990
Other current assets	8,859	8,824
Property & equipment and patents (net)	152,208	145,960
Other long-term assets (net)	81,735	82,121
TOTAL ASSETS	$1,115,606	$996,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$180
Accounts payable, accrued liabilities, taxes payable & dividends payable	185,002	38,886
Current deferred revenue	94,664	134,087
Long-term deferred revenue	67,252	153,953
Long-term debt & other long-term liabilities	201,734	198,180
TOTAL LIABILITIES	548,652	525,286
SHAREHOLDERS' EQUITY	566,954	471,682
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,115,606	$996,968

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY/(USED IN) OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net cash provided by (used in) operating activities	$341,752	$(1,303)	$300,422	$(32,560)
Purchases of property, equipment, & technology licenses	(949)	(697)	(1,979)	(2,523)
Patent additions	(4,918)	(6,302)	(19,783)	(19,428)
Free cash flow	$335,885	$(8,302)	$278,660	$(54,511)

Media Contact:	Investor Contact:
Patrick Van de Wille	Janet Point
patrick.vandewille@interdigital.com	janet.point@interdigital.com
+1 (858) 210-4814	+ 1 (302) 281-3746